Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated March 10, 2006, accompanying the consolidated financial statements of NEG Oil & Gas LLC and subsidiaries, as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005, contained in the Registration Statement on Form S-1 and Prospectus. We consent to the use of the aforementioned report in the Registration Statement on Form S-1 and Prospectus, and to the use of our name as it appears under the caption “Experts”.

/s/ Grant Thornton

Houston, Texas
July 27, 2006